Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS FIRST QUARTER 2023 RESULTS,
ANNOUNCES $0.21 PER SHARE DIVIDEND

●	Revenues of $1.9 billion, net income of $90.5 million
●	Earnings per diluted share of $1.60
●	Absorption ratio 136.5%
●	Strong revenues and profitability due to pent-up demand for new commercial vehicles
●	Aftermarket revenue growth significantly outpaced the industry with focus on national accounts and increase in mobile service capabilities
●	Board declares cash dividend of $0.21 per share of Class A and Class B common stock

SAN ANTONIO, Texas, April 25, 2023 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended March 31, 2023, the Company achieved revenues of $1.912 billion and net income of $90.5 million, or $1.60 per diluted share, compared with revenues of $1.563 billion and net income of $92.5 million, or $1.60 per diluted share, in the quarter ended March 31, 2022. On January 3, 2022, Cummins, Inc. and the Company closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies that resulted in a $12.5 million gain. Excluding the one-time gain related to the joint venture transaction, the Company’s adjusted net income for the quarter ended March 31, 2022 was $82.9 million, or $1.43 per diluted share. Additionally, the Company’s Board of Directors declared a cash dividend of $0.21 per share of Class A and Class B Common Stock, to be paid on June 9, 2023, to all shareholders of record as of May 10, 2023.

“We are very proud of our team for their exceptional work and for our strong start to the year,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “In the first quarter, our financial results were largely driven by our focus on supporting national accounts as well as pent-up demand for new Class 8 and Class 4-7 trucks due to limited new truck production over the past few years. Due to the OEMs we represent increasing production of medium-duty commercial vehicles, we were able to significantly outpace the industry in new Class 4-7 commercial vehicle sales. There was also strong, widespread demand for parts and service during the first quarter, and we experienced substantial growth in aftermarket revenues largely as a result of expanding our technician workforce, with an emphasis on hiring mobile technicians, which is a key element of our strategic plan,” Rush said.

“It should be noted that another contributing factor to our year-over-year growth is the consolidation of Rush Truck Centres of Canada Limited’s 15 dealership locations into our financials starting in May 2022. We are confident these locations will continue to have a positive impact on our financial results as we continue to integrate them into our organization,” he said.

“Looking ahead, we expect that truck production will continue to improve and demand for new commercial vehicles will remain strong. Used truck values continued to depreciate at a faster than normal pace in the first quarter, but we expect the rate of decline to begin to slow in the second quarter. We continue to expand our technician workforce with a focus on supporting national accounts, and we to continue to invest in our strategic initiatives which we believe will continue to drive our aftermarket revenue growth this year. With respect to current industry conditions, we believe smaller operators are being impacted by inflation and interest rates, and revenue growth from those customers is not keeping pace with revenues attributable to large fleets. We will continue to closely monitor the housing market, freight rates, fuel prices and other economic factors which may impact truck and aftermarket demand through the year,” Rush added.

“It is very important for me to express my gratitude to our employees for their steadfast commitment to providing exceptional service to our customers, which is enabling us to achieve our company’s goals. It is only due to their hard work that we were able to start the year on such a positive note,” he added.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 61.7% of the Company’s total gross profit in the first quarter of 2023, with parts, service and collision center revenues reaching $648.2 million, up 19.3% compared to the first quarter of 2022. The Company achieved a quarterly absorption ratio of 136.5% in the first quarter of 2023, compared to 136.3% in the first quarter of 2022.

“In the first quarter, we experienced strong, widespread demand for aftermarket parts and services from most market segments we serve. Our growth was largely driven by our support of large national accounts and the addition of technicians to our network during the quarter, the majority of which were mobile technicians. The hiring of mobile technicians is an important part of our long-term strategy to expand our mobile service offerings across the country. Further, we remained focused on improving our Xpress services and expanding our contract maintenance offerings for large fleets. All of these factors enabled our revenue growth to significantly outpace the industry in the first quarter,” said Rush.

“Looking ahead, we anticipate the rate of inflation to continue to slow, and that parts revenue growth will moderate throughout the year when compared to our first quarter results. While we are still experiencing supply chain issues with respect to certain component parts, we believe we will see continued supply chain improvements throughout the year. We remain committed to expanding our national accounts footprint and mobile service capabilities, as well as continuing our integration efforts with respect to our recently acquired locations. Considering the normal demand increases that we usually experience throughout the spring and summer and our focus on achieving operational efficiencies, we expect our aftermarket financial results to remain strong this year,” said Rush.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 65,821 units in the first quarter of 2023, up 28.2% over the same time period last year, according to ACT Research. The Company sold 4,365 new Class 8 trucks in the first quarter, an increase of 23.7% compared to the first quarter of 2022, which accounted for 6.4% of the new U.S. Class 8 truck market and 2.2% of the Canada Class 8 truck market. ACT Research forecasts U.S. retail sales of new Class 8 trucks to total 259,018 units in 2023, a 0.1% decrease compared to 2022. Our current backlog for trucks is $4.210 billion, up 22% from the same time last year.

“Throughout the first quarter, despite freight rates continuing to soften, there was widespread demand for new commercial vehicles throughout the market segments we support due to limited truck production over the past few years. While truck allocation from the manufacturers we represent limited our growth potential somewhat, we benefited from healthy demand from over the road, vocational, car haulers, energy customers and large national fleets,” said Rush.

“Looking ahead, new truck production is improving, but has not yet caught up to customer demand. Our backlog remains strong as customers are preparing for upcoming emission regulations, and we are optimistic about the production capabilities of the manufacturers we represent. We expect our second quarter new Class 8 truck sales results to be consistent with our first quarter results,” he said.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 56,129 units in the first quarter of 2023, down 1.9% over the same time period last year, according to ACT Research. The Company sold 3,038 Class 4 through 7 medium-duty commercial vehicles in the first quarter, an increase of 41.9% compared to the first quarter of 2022, which accounted for 5.3% of the total U.S. Class 4 through 7 commercial vehicle market and 3.2% of the Canada Class 5 through 7 commercial vehicle market. ACT Research forecasts U.S. retail sales for new Class 4 through 7 commercial vehicles to be approximately 253,600 units in 2023, an 8.6% increase compared to 2022.

“We experienced healthy widespread demand for new Class 4-7 commercial vehicles in the first quarter. While production remains constrained, the supply chain is improving. We have also observed that the manufacturers we represent are increasing build capacity and are beginning to allocate more resources to medium-duty commercial vehicle production,” Rush said.

“Moving forward, there is still pent-up customer demand due to supply constraints experienced over the last few years. While we are still operating within the confines of truck allocation, we believe our second quarter results will be fairly consistent with our first quarter results. As production continues to improve, and as customers prepare for upcoming emission regulations, we believe there will continue to be strong demand for medium-duty commercial vehicles, and we believe our results should be on pace with the expected industry growth in 2023,” he said.

The Company sold 1,684 used commercial vehicles in the first quarter of 2023, a 29.7% decrease compared to the first quarter of 2022. “In the first quarter, low freight rates and the continued increase in new truck production again caused industry-wide weak demand for used trucks. As we look ahead, with the anticipated increase in new truck production throughout the year, we expect further deterioration in demand and pricing for used trucks in the second half of this year. Until we experience an increase in demand and see used truck values stabilize, we plan to maintain lower-than-normal used truck inventory levels,” Rush said.

Leasing and Rental

“Our Rush Truck Leasing financial results remained strong in the first quarter, as we experienced healthy demand for leased vehicles. Our rental utilization rates declined slightly, but are still high historically, and we expect them to remain strong through 2023. This year, operating costs may increase somewhat due to the age of our fleet, but nevertheless, we believe our lease and rental business will have another strong year,” Rush said.

Financial Highlights

In the first quarter of 2023, the Company’s gross revenues totaled $1.912 billion, a 22.3% increase from $1.563 billion in the first quarter of 2022. Net income for the quarter was $90.5 million, or $1.60 per diluted share, compared to net income of $92.5 million, or $1.60 per diluted share, in the quarter ended March 31, 2022. On January 3, 2022, Cummins, Inc. and the Company closed on Cummins’ acquisition of a 50% equity interest in Momentum Fuel Technologies that resulted in a $12.5 million gain. Excluding the one-time gain related to the joint venture transaction, the Company’s adjusted net income for the quarter ended March 31, 2022 was $82.9 million, or $1.43 per diluted share.

Aftermarket products and services revenues were $648.2 million in the first quarter of 2023, compared to $543.3 million in the first quarter of 2022. The Company delivered 4,365 new heavy-duty trucks, 3,038 new medium-duty commercial vehicles, 504 new light-duty commercial vehicles and 1,684 used commercial vehicles during the first quarter of 2023, compared to 3,528 new heavy-duty trucks, 2,141 new medium-duty commercial vehicles, 481 new light-duty commercial vehicles and 2,395 used commercial vehicles during the first quarter of 2022.

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,100 trucks in its lease and rental fleet and more than 1,600 trucks under contract maintenance agreements. Lease and rental revenue increased 21.5% in the first quarter of 2023 compared to the first quarter of 2022.

During the first quarter of 2023, the Company repurchased $25.3 million of its common stock pursuant to its stock repurchase plan. In addition, the Company paid a cash dividend of $12.1 million during the first quarter.

“We are committed to returning value to our shareholders through earnings growth, quarterly dividends and our stock repurchase program while maintaining a strong cash position and balance sheet. We are confident that the strategic initiatives we have invested in over the past several years and our focus on operational excellence has not only significantly improved our quality of earnings, but will also enable us to achieve our long-term strategic goals,” Rush said.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the first quarter on Wednesday, April 26, 2023, at 10 a.m. Eastern/9 a.m. Central. The call can be heard live via the Internet at http://investor.rushenterprises.com/events.cfm.

Participants may register for the call at:

https://register.vevent.com/register/BI80ee959679174d598c1525409adbece9

While not required, it is recommended that you join the event 10 minutes prior to the start.

For those who cannot listen to the live broadcast, the webcast replay will be available at http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, the impact of the acquisition of certain dealership assets from The Summit Truck Group, the impact of the operating results of the locations in Canada being consolidated into the Company’s financials and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2022. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	March 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$226,292	$201,044
Accounts receivable, net	229,684	220,651
Inventories, net	1,498,948	1,429,429
Prepaid expenses and other	19,028	16,619
Total current assets	1,973,952	1,867,743
Property and equipment, net	1,404,566	1,368,594
Operating lease right-of-use assets, net	99,753	102,685
Goodwill, net	416,481	416,363
Other assets, net	74,800	65,681
Total assets	$3,969,552	$3,821,066

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$1,015,971	$933,203
Current maturities of finance lease obligations	31,894	29,209
Current maturities of operating lease obligations	14,948	15,003
Trade accounts payable	200,412	171,717
Customer deposits	100,397	116,240
Accrued expenses	149,455	163,302
Total current liabilities	1,513,077	1,428,674
Long-term debt, net of current maturities	262,467	275,433
Finance lease obligations, net of current maturities	100,240	93,483
Operating lease obligations, net of current maturities	86,188	89,029
Other long-term liabilities	22,920	19,455
Deferred income taxes, net	155,124	151,970
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2023 and 2022	–	−
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 42,149,927 Class A shares and 12,307,852 Class B shares outstanding in 2023; and 42,345,361 Class A shares and 12,083,085 Class B shares outstanding in 2022	577	572
Additional paid-in capital	512,998	500,642
Treasury stock, at cost: 2,041,809 Class A shares and 1,168,432 Class B shares in 2023; and 1,626,777 Class A shares and 1,112,446 Class B shares in 2022	(156,210)	(130,930)
Retained earnings	1,457,203	1,378,337
Accumulated other comprehensive loss	(3,898)	(4,130)
Total Rush Enterprises, Inc. shareholders’ equity	1,810,670	1,744,491
Noncontrolling interest	18,866	18,531
Total shareholders’ equity	1,829,536	1,763,022
Total liabilities and shareholders’ equity	$3,969,552	$3,821,066

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues
New and used commercial vehicle sales	$1,161,725	$935,719
Aftermarket products and services sales	648,226	543,263
Lease and rental	86,666	71,335
Finance and insurance	6,571	7,525
Other	8,579	5,360
Total revenue	1,911,767	1,563,202
Cost of products sold
New and used commercial vehicle sales	1,050,365	834,993
Aftermarket products and services sales	402,155	334,208
Lease and rental	60,478	48,561
Total cost of products sold	1,512,998	1,217,762
Gross profit	398,769	345,440
Selling, general and administrative expense	256,808	224,447
Depreciation and amortization expense	14,314	13,674
Gain on sale of assets	129	180
Operating income	127,776	107,499
Other income	2,347	14,064
Interest expense, net	10,983	1,219
Income before taxes	119,140	120,344
Income tax provision	28,350	27,891
Net income	$90,790	$92,453
Less: Net income attributable to noncontrolling interest	(335)	–
Net income attributable to Rush Enterprises, Inc.	$90,455	$92,453

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$1.65	$1.65
Diluted	$1.60	$1.60

Weighted average shares outstanding:
Basic	54,767	55,938
Diluted	56,564	57,912

Dividends declared per common share	$0.21	$0.19

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted Net Income, Adjusted Total Debt, Adjusted Net (cash) Debt, EBITDA, Adjusted EBITDA, Free Cash Flow, Adjusted Free Cash Flow and Adjusted Invested Capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	March 31, 2023	March 31, 2022
New heavy-duty vehicles	$736,710	$546,141
New medium-duty vehicles (including bus sales revenue)	286,947	178,045
New light-duty vehicles	27,992	23,801
Used vehicles	102,656	185,673
Other vehicles	7,420	2,059

Absorption Ratio	136.5%	136.3%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	March 31, 2023	March 31, 2022
Floor plan notes payable	$1,015,971	$702,209
Current maturities of finance lease obligations	31,894	26,913
Long-term debt, net of current maturities	262,467	338,426
Finance lease obligations, net of current maturities	100,240	85,522
Total Debt (GAAP)	1,410,572	1,153,070
Adjustments:
Debt related to lease & rental fleet	(390,385)	(446,529)
Floor plan notes payable	(1,015,971)	(702,209)
Adjusted Total Debt (Non-GAAP)	4,216	4,332
Adjustment:
Cash and cash equivalents	(226,292)	(209,526)
Adjusted Net Debt (Cash) (Non-GAAP)	$(222,076)	$(205,194)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	March 31, 2023	March 31, 2022
Net Income (GAAP)	$389,384	$288,535
Provision for income taxes	117,701	88,855
Interest expense	28,888	2,482
Depreciation and amortization	56,305	53,302
(Gain) loss on sale of assets	(2,404)	(1,520)
EBITDA (Non-GAAP)	589,874	431,654
Adjustment:
Less Interest expense associated with FPNP and L&RFD	(29,484)	(2,899)
Adjusted EBITDA (Non-GAAP)	$560,390	$428,755

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP and the L&RFD to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP and L&RFD as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	March 31, 2023	March 31, 2022
Net cash provided by operations (GAAP)	$352,610	$416,790
Acquisition of property and equipment	(287,817)	(179,933)
Free cash flow (Non-GAAP)	64,793	236,857
Adjustments:
Draws on floor plan financing, net	285,070	151,905
Payments on L&RFD, net	(157,979)	−
Proceeds from L&RFD	−	46,305
Principal payments on L&RFD	−	(92,691)
Cash used for L&RF purchases	213,029	71,423
Non-maintenance capital expenditures	16,518	19,370
Adjusted Free Cash Flow (Non-GAAP)	$421,431	$433,169

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	March 31, 2023	March 31, 2022
Total Shareholders' equity (GAAP)	$1,810,670	$1,545,039
Adjusted net debt (cash) (Non-GAAP)	(222,076)	(205,194)
Adjusted Invested Capital (Non-GAAP)	$1,588,594	$1,339,845

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.